UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2010

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2010, SuccessFactors, Inc. ("SuccessFactors") and its wholly owned subsidiaries Congo Acquisition Corp. ("Merger Sub I") and Congo Acquisition LLC ("Merger Sub II") entered into an Agreement and Plan of Merger ("Agreement") with CubeTree, Inc. ("CubeTree"). The Agreement provides that the acquisition will be accomplished by the merger of Merger Sub I into CubeTree, with CubeTree surviving the merger as a wholly owned subsidiary of SuccessFactors and, as part of the same overall transaction, the subsequent merger of CubeTree, as the surviving entity of the first merger, into Merger Sub II, with Merger Sub II surviving the second merger as a wholly owned subsidiary of SuccessFactors (collectively, the "Merger").

Subject to the terms and conditions of the Agreement, SuccessFactors has agreed to acquire all of the outstanding capital stock and other securities of CubeTree for shares of SuccessFactors' common stock having an aggregate value of approximately $20 million, subject to working capital and other adjustments (the "Consideration"). SuccessFactors has agreed to register for resale the shares of its common stock issued as the Consideration. In addition, subject to certain limitations set forth in the Agreement, the former stockholders of CubeTree will be eligible to receive a contingent cash payment on the three-year anniversary of the closing of the Merger (the "Closing") or at such time as a change of control of SuccessFactors occurs (such earlier time, the "Top-Up Payment Date"). If, on the Top-Up Payment Date, the value of the Consideration issued at the closing and still held by former the CubeTree stockholders (the "Market Value") is less than an amount equal to approximately $50 million, subject to the working capital and other adjustments above (the "Guaranteed Value"), SuccessFactors shall make a payment to such holders in an amount equal to the difference between the Guaranteed Value and the Market Value (the "Top-Up Payment"). The aggregate Top-Up Payment will be reduced to the extent of any sale, transfer or other disposition of any of the Consideration (subject to certain limited exceptions). Such right to receive the Top-Up Payment will terminate in the event the value of the shares of the Consideration equals or exceeds approximately $50 million at any time prior to the Top-Up Payment Date. SuccessFactors will not assume any CubeTree stock options at Closing. Any unvested CubeTree stock options outstanding as of the Closing will be terminated at Closing and SuccessFactors will issue to holders of such terminated options restricted stock units of SuccessFactors with a value based on the ratio specified in the Agreement.

The Closing is subject to completion of an audit of the financial statements of CubeTree, the continued effectiveness of employment offer letters and related non-competition agreements of identified key employees and other customary closing conditions. SuccessFactors currently anticipates that the Closing will occur in the second quarter of calendar year 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Bruce Felt

Date: May 5, 2010